Exhibit 99.1

Wave Sync Corp. Announces Letter of Intent for Business Combination

NEW YORK, -- Wave Sync Corp. (the "Company" or "Wave”) (OTC: WAYS), today announced that it has entered into a letter of intent (the “LOI”) with Aiways Pacific Asia Inc., a target company (the “Target Company”), for a potential business combination (the “Acquisition”). The LOI is not a binding agreement, and it outlines the intent and preliminary terms of the Acquisition.

Pursuant to the terms and conditions of the LOI, Wave and the Target Company intend to enter into a definitive agreement pursuant to which Wave and the Target Company would combine. As a condition to the Target Company closing the Acquisition, the then Board of Directors and executive officers of the Company will appoint new members of the Board of Directors and new executive officers to replace them, as designated in writing by the Target Company, and resign simultaneously.

The completion of the Acquisition is subject to customary conditions, such as the completion of due diligence to each of the Wave and the Target Company’s satisfaction, the negotiation of a definitive agreement providing for the transaction, satisfaction of the conditions negotiated therein and approval of the transaction by the board and stockholders of both Wave and the Target Company, and satisfaction of the other conditions contained therein.

Accordingly, no assurances can be made by either party that the parties will successfully negotiate and enter into a definitive agreement, or that the proposed transaction will be consummated on the terms or timeframe currently contemplated, or at all.

Participants in the Solicitation

Wave and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction described herein under the rules of the SEC.

No Offer or Solicitation

This release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of any business combination. This release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

About Wave Sync Corp.

Wave Sync Corp. is a Delaware corporation, primarily engaged in commercial and industrial real estate business through its subsidiaries.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as may be required by law.

Company Contact:

Wave Sync Corp.

Jiang Hui
Telephone: +1(347) 205-3126

Investor and Media Contact:

International Elite Capital Inc.

Annabelle Zhang
Telephone: +1(646) 866-7989

Email: annabelle@iecapitalusa.com

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